UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2026

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501 Colorado Springs, Colorado	80920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 895-5483

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 8, 2026, Sunset at Chattanooga, LLC (“Purchaser”), a wholly owned subsidiary of Venu Holding Corporation (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with West End Property, LLC and WE SPE III, LLC (collectively, “Seller”) to acquire an approximately 15-acre parcel of real property in Chattanooga, Tennessee (the “Property”). After closing on the acquisition of the Property, the Company through Purchaser and other subsidiary entities, intends to develop and operate a multi-seasonal amphitheater and entertainment complex at the Property (together, the “Complex”).

The total purchase price for the Property is $20.0 million. The Purchase Agreement identifies the sources of the purchase price and portions of the purchase price that are to be delivered from those designated sources, being each of the following (as further described and defined in this Current Report on Form 8-K): proceeds from Development Incentive Funding; Suite Sales Revenue; and funds deliverable to Seller under a ticket fee participation agreement to be executed at closing that will entitle Seller to a portion of ticket sales to events at the Complex until Seller has been paid an aggregate agreed upon amount under that agreement. Closing is expected to occur on or before December 31, 2026. Purchaser’s obligation to close on the acquisition of the Property is contingent upon satisfaction of various conditions on or before the six-month anniversary date of the Purchase Agreement, including: (i) Purchaser entering into a development agreement with any combination of the City of Chattanooga, Hamilton County, Tennessee, the State of Tennessee, and any other private or public entity relating to the development and operation of the Complex on terms and conditions that are satisfactory to Purchaser (the “Development Agreement”); (ii) the parties obtaining a defined minimum amount of incentives arising out of the Development Agreement (“Development Incentive Funding”); (iii) Purchaser pre-selling selling rights and interests in a minimum number of firepit suites in the proposed amphitheater on terms and conditions satisfactory to Purchaser (“Suite Sales Revenue”); and (iv) Seller having arranged for Hamilton County to have entered into an agreement to transfer an additional designated parcel to Purchaser. The contingencies also identify certain terms that are to be included in the Development Agreement, including the receipt or award of a defined minimum amount of tax increment financing incentive(s) to Purchaser, a ticket participation fee obligation whereby Purchaser would pay to one or more government entities a share of each ticket sold for Complex events, and the development of a structured parking facility for use in connection with events at the Complex in connection with which Purchaser will pay in perpetuity a fee for each vehicle parked at the structure for events at the Complex. Closing on the Property is subject to each of these conditions being satisfied in the sole and absolute discretion of Purchaser, or Purchaser electing to waive one or more of the conditions.

The Purchase Agreement also contains a number of customary terms and conditions for an agreement of this nature, including an obligation of Purchaser to deliver an earnest payment, matters related to tax prorations, casualty and condemnation of the Property, Purchaser’s inspection rights and right to examine the title of the Property and object to matters related to title, representations and warranties of Seller, and other covenants of the parties.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1†	Real Estate Purchase and Sale Agreement dated May 8, 2026, by and between West End Property, LLC, WE SPE III, LLC, and Sunset at Chattanooga, LLC
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

†	Certain portions of this exhibit have been omitted because they are not material, would be competitively harmful if publicly disclosed, and are of the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION
(Registrant)

Dated: May 13, 2026	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman